UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2017

MEDEQUITIES REALTY TRUST, INC.

(Exact name of Registrant as Specified in Its Charter)

Maryland	001-37887	46-5477146
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3100 West End Avenue, Suite 1000 Nashville, TN		37203
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (615) 627-4710

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☒

Item 1.01.  Entry into a Material Definitive Agreement.

On April 27, 2017, MedEquities Realty Trust, Inc. (the “Company”) through its wholly owned subsidiaries, as landlord, entered into an amended and restated master lease agreement (the “Master Lease”) with Nashville Leasehold Interests, LLC (the “Tenant”), which is a wholly owned subsidiary of THI of Baltimore, Inc. (“THI of Baltimore”), a wholly owned subsidiary of Fundamental Healthcare. The Master Lease, which is effective as of March 20, 2017, amended, restated and consolidated the prior leases for the Company’s four facilities (the “Facilities”) that were leased to wholly owned subsidiaries of THI of Baltimore (the “Existing Operators”): (i) Mountain’s Edge Hospital, an acute care hospital located in Las Vegas, Nevada; (ii) Horizon Specialty Hospital of Henderson (“Horizon Hospital”), a long-term acute care hospital located in Las Vegas, Nevada; (iii) Physical Rehabilitation and Wellness Center of Spartanburg (formerly known as Magnolia Place of Spartanburg), a skilled nursing facility located in Spartanburg, South Carolina (the “Spartanburg Facility”); and (iv) Mira Vista Court, a skilled nursing facility located in Fort Worth, Texas. Under the Master Lease, the Tenant is responsible for all costs of the Facilities, including taxes, utilities, insurance, maintenance and capital improvements.

Under the Master Lease, the leases for Mountain’s Edge Hospital and Horizon Hospital have initial terms of 15 years and the leases for the Spartanburg Facility and Mira Vista Court have initial terms of 12 years, each with two five-year renewal options, subject to certain terms and conditions. The aggregate annual rent under the Master Lease is approximately $8.5 million, payable in equal monthly installments. On the first three anniversaries of the initial lease term, the annual rent will increase by the lesser of 1.5% of the prior year’s annual rent and the percentage increase in the consumer price index over the prior 12 months. On each anniversary thereafter, the annual rent will increase by 2.0% of the prior year’s annual rent.

In addition, pursuant to the Master Lease, the Company agreed to provide up to $11.0 million to the Tenant to fund the construction and equipping of five surgical suites at Mountain’s Edge Hospital, subject to certain terms and conditions.  The annual rent under the Master Lease will increase proportionately each month based on the amount that the Company has funded pursuant to this commitment.

THI of Baltimore unconditionally guaranteed all obligations of the Tenant under the Master Lease, pursuant to the Master Lease Guaranty, dated April 27, 2017 (the “Guaranty”). In addition, the Master Lease is secured by a security interest in substantially all of the assets of the Existing Operators, subject to the terms of an intercreditor agreement between the Company and the Tenant’s existing secured lender.

The Master Lease contains customary representations and warranties and financial and other affirmative and negative covenants, including requirements to maintain certain minimum rent coverage ratios for each of the Facilities individually and in the aggregate and a minimum fixed charge coverage ratio for the Facilities in the aggregate. The Master Lease also includes customary events of default, in certain cases subject to customary cure periods.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MedEquities Realty Trust, Inc.

Date: April 27, 2017	By:	/s/ Jeffery C. Walraven
Jeffery C. Walraven
Executive Vice President and Chief Financial Officer